As filed with the Securities and Exchange Commission on August 6, 2021

Registration No. 333-253885
Registration No. 333-237204
Registration No. 333-230162
Registration No. 333-210259
Registration No. 333-205773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-253885
Form S-8 Registration No. 333-237204
Form S-8 Registration No. 333-230162
Form S-8 Registration No. 333-210259
Form S-8 Registration No. 333-205773

UNDER THE SECURITIES ACT OF 1933

CHIASMA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0722250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
140 Kendrick Street, Building C East Needham, Massachusetts	02494
(Address of Principal Executive Offices)	(Zip Code)

Chiasma, Inc. 2008 Stock Incentive Plan
Chiasma, Inc. 2015 Stock Option and Incentive Plan
Chiasma, Inc. 2015 Employee Stock Purchase Plan
Inducement Stock Option Award (April 22, 2020)
(Full title of the plans)

Rory Nealon
c/o Chiasma, Inc.
140 Kendrick Street, Building C East
Needham, Massachusetts 02494
(Name and address of agent for service)
(617)-928-5300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Chiasma, Inc. (the “Registrant”):

•
Registration Statement No. 333-253885, filed with the SEC on March 4, 2021, pertaining to the registration of 2,312,623 shares of the common stock of the Registrant, $0.01 par value per share (the “Common Stock”), reserved for issuance under the Chiasma, Inc. 2015 Stock Option and Incentive Plan (the “2015 Plan”) and 425,000 shares of Common Stock reserved for issuance pursuant to the inducement stock option award granted on April 22, 2020;

•	Registration Statement No. 333-237204, filed with the SEC on March 16, 2020, pertaining to the registration of 1,683,136 shares of Common Stock reserved for issuance under the 2015 Plan;

•	Registration Statement No. 333-230162, filed with the SEC on March 8, 2019, pertaining to the registration of 978,245 shares of Common Stock reserved for issuance under the 2015 Plan;

•	Registration Statement No. 333-210259, filed with the SEC on March 17, 2016, pertaining to the registration of 960,504 shares of Common Stock reserved for issuance under the 2015 Plan; and

•
Registration Statement No. 333-205773, filed with the SEC on July 21, 2015, pertaining to the registration of 3,632,043 shares of Common Stock reserved for issuance under the Chiasma, Inc. 2008 Stock Incentive Plan, 2,602,283 shares of Common Stock reserved for issuance under the 2015 Plan and 260,000 shares of Common Stock reserved for issuance under the Chiasma, Inc. 2015 Employee Stock Purchase Plan.

On August 5, 2021, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 4, 2021 by and among Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Amryt”), Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Amryt (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect, wholly owned subsidiary of Amryt (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on August 6, 2021.

Chiasma, Inc.

By:	/s/ Rory Nealon
Name:	Rory Nealon
Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.